Exhibit 4.1

MAN-AHL DIVERSIFIED I L.P.

SIXTH AMENDED LIMITED PARTNERSHIP AGREEMENT

DATED AS OF OCTOBER 1, 2009

THE SECURITIES REPRESENTED BY AND ISSUED PURSUANT TO THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS.

MAN-AHL DIVERSIFIED I L.P.

SIXTH AMENDED LIMITED PARTNERSHIP AGREEMENT

THIS SIXTH AMENDED LIMITED PARTNERSHIP AGREEMENT (the ‘Agreement’), is made and entered into effective as of the 1st day of October, 2009.  Each party who executes this Agreement as a general partner is hereinafter referred to as a ‘General Partner,’ including Man Investments (USA) Corp., a Delaware corporation and the general partner of the Partnership (the ‘General Partner’); and all other parties which hereafter execute this Agreement whether in counterpart, pursuant to power of attorney or otherwise, or which otherwise agree to be bound hereto by separate instrument, as limited partners are hereinafter referred to as ‘Limited Partners.’ The General Partner and the Limited Partners are hereinafter sometimes collectively referred to as ‘Partners.’

ARTICLE I

ORGANIZATION

Section 1.1
Continuation and Name.  The parties hereto do hereby continue a limited partnership under the name Man-AHL Diversified I L.P. (the ‘Partnership’), under the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the ‘Partnership Act’).

Section 1.2
Purpose.  The Partnership’s business and purpose is to seek capital appreciation through trading, directly and indirectly, in commodities, futures contracts, forward contracts, security futures contracts, swap transactions, options on the foregoing, other derivative instruments and hybrid instruments, and other instruments and investments, in each case of every kind and character, traded on United States and non-United States exchanges and markets (including the over-the-counter markets), and securities including, but not limited to, equity securities, limited partnership interests, general partnership interests, membership interests, fixed-income securities, notes, debentures, convertible securities, depositary receipts, options (including without limitation, listed and over-the-counter options and the writing of options, whether or not covered), rights, warrants, mutual fund shares and other securities (sometime collectively referred to as ‘securities’); to engage in such other futures and securities related activities or transactions as determined in good faith by the General Partner from time to time; to lend or borrow funds and securities (in each case, on a secured or unsecured basis and in such amounts and on such terms as determined in good faith by the General Partner from time to time); to establish subsidiaries and to invest in other investment vehicles, including investment vehicles affiliated with the General Partner, in each case as the General Partner may determine in its sole discretion; to open and close accounts with banks, brokers and dealers, including futures commission merchants, introducing brokers, floor brokers and executing brokers; and to conduct such other activities and retain such agents, independent contractors, attorneys, accountants and commodity trading advisors as determined by the General Partner to be necessary, in the best interests of the Partnership, advisable, desirable or incidental to carrying out the purposes of the Partnership. Without limitation of the foregoing, the General Partner initially has appointed Man-AHL (USA) Limited (the ‘Trading Advisor’) as the trading advisor to the Partnership.

Section 1.3
Term.  The Partnership came into existence on September 29, 1997, the date that the certificate of limited partnership of the Partnership (the ‘Certificate of Limited Partnership’) was filed as provided under the Partnership Act, and shall terminate on December 31, 2037, unless earlier terminated as hereinafter provided or by operation of law.

Section 1.4
Principal Office.  The principal place of business of the Partnership is located at 123 N. Wacker Drive, 28th Floor, Chicago, Illinois 60606, or at such other location as may from time to time be determined by the General Partner.

Section 1.5
Partnership Administrative Powers.  The General Partner is hereby authorized to admit additional limited partners and general partners to the Partnership, to file, prosecute, defend, settle or compromise any and all actions at law or suits in equity for or on behalf of the Partnership with respect to any claim, demand or liability asserted or threatened by or against the Partnership, and to execute, acknowledge, deliver, file and record on behalf of the Partnership in the appropriate public offices: (a) all statements, certificates and other instruments (including, without limitation, all counterparts of this Agreement, all amendments hereto, the Certificate of Limited Partnership and all amendments thereto) which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or which may be required to be filed by the Partnership under the laws of any jurisdiction; (b) all instruments which the General Partner deems appropriate to reflect a change in or modification or amendment of the Partnership or this Agreement adopted or effected in accordance with the terms of this Agreement; (c) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership; (d) certificates of assumed name; and (e) any trading advisor, brokerage, administrative, selling, cash management, custodial, advisory, subscription and other agreements which the General Partner deems necessary or desirable in connection with the Partnership’s business. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto acting in good faith, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner and any successor thereto taken in good faith.

Section 1.6
Units.  As used in this Agreement, the term ‘Unit’ is defined as an interest in the Partnership acquired upon the making of a capital contribution by the General Partner or a Limited Partner. The General Partner’s capital contribution shall be represented by Units of General Partnership Interest, and a Limited Partner’s capital contributions shall be represented by Limited Partnership Units. The purchase price of each Limited Partnership Unit shall be the then prevailing Net Asset Value per Limited Partnership Unit (exclusive of upfront selling commissions, if any). When used in this Agreement without qualification, the term ‘Unit’ shall include both Limited Partnership Units and General Partnership Units, pari passu. The Units may, but need not, be evidenced by certificates.

Section 1.7
Offerings of Limited Partnership Units.  The General Partner shall have the authority to cause the Partnership from time to time, at the expense of the Partnership or otherwise, to offer Limited Partnership Units, including in separate series and classes, for sale by means of public or private offerings on a continuous basis or otherwise and, in connection therewith, to cause the Partnership to prepare and file such registration statements, disclosure documents, amendments, selling agreements and other documents and agreements as the General Partner shall deem advisable to offer and qualify the Limited Partnership Units for sale under the securities, commodities or other applicable laws of the United States and such states of the United States and such non-U.S. countries and jurisdictions as the General Partner shall deem appropriate. The General Partner, its affiliates or third parties may advance funds or incur expenses in connection with any such offering of Limited Partnership Units for which it, its affiliates and such other persons shall be reimbursed by the Partnership, subject to any restrictions to which they may agree or which may be imposed by any applicable law or administrative regulation. In connection with any offering of Limited Partnership Units, the General Partner shall have the unilateral right and the authority, exercisable in its sole discretion upon written notice to the Limited Partners, to amend the provisions of this Agreement in order to amend, modify, liberalize or restrict the terms and conditions upon which existing or additional Limited Partners may make additional capital contributions to the Partnership or may be admitted to the Partnership and the terms and conditions upon which Limited Partners may redeem Limited Partnership Units.

Section 1.8	Net Asset Value.

(a) The ‘Net Asset Value’ of the Partnership shall mean the total assets of the Partnership including all cash, cash equivalents and other securities (each valued at fair market value), less the total liabilities of the Partnership, determined in accordance with U.S. generally accepted accounting principles, consistently applied under the accrual method of accounting. Unless generally accepted accounting principles require otherwise: (i) Net Asset Value shall include any unrealized profit or loss on open futures and securities positions; (ii) all open futures and securities positions and options thereon shall be calculated at their then-market value which means, with respect to open futures positions, the settlement price as determined by the exchange on which the transaction is effected or the most recent appropriate quotation as supplied by the Broker (as hereinafter defined) through which the transaction is effected, except that any United States treasury Bills (not futures contracts therefor) shall be carried at cost plus accrued interest, and means with respect to option contracts the liquidation value thereof. If there are no trades on the date of the calculation due to the operation of the daily price fluctuation limits or due to a closing of the exchange on which the transaction is executed, the contract will be valued at fair market value as determined by the General Partner; (iii) in the case of forward contracts and options thereon traded on the interbank market, forward contracts shall be valued at their settlement price, which shall mean the ‘bid’ price in the case of a long position and the ‘asked’ price in the case of a short position at the close of business on the day on which the Net Asset Value is determined as quoted by the Brokers through which such contracts were acquired, or, otherwise, at fair value on the basis of prices provided by an independent price reporting service, and option contracts shall be valued at their liquidation value; (iv) swap agreements shall be valued at fair market value as determined by the swap dealer counterparty; (v) any investment in another investment fund or vehicle shall be valued as reported by such investment fund or vehicle; (vi) all other investments, assets and liabilities and those investments, assets and liabilities the fair market value of which the General Partner determines can not be accurately determined pursuant to any other provisions of this Section 1.8, shall be assigned such fair value as the General Partner may determine in its sole discretion; (vii) brokerage commissions shall be charged on a “half-turn” basis (that is, in part upon opening a position and in part upon closing the position). Management fees, incentive fees, profit allocations, other fees and expenses shall be accrued at least monthly; (viii) the amount of any distribution made shall be a liability of the Partnership from the day when the distribution is declared until paid; (ix) interest income shall be accrued at least monthly; and (x) any value otherwise than in U.S. dollars shall be converted into U.S. dollars at a prevailing rate (whether official or otherwise) which the General Partner shall in good faith deem appropriate having regard to any premium or discount which it considers may be relevant and to costs of exchange.

(b) The Net Asset Value per Limited Partnership Unit shall be equal to the Net Asset Value of the Partnership attributable to Limited Partnership Units divided by the number of Limited Partnership Units outstanding.

ARTICLE II

GENERAL PARTNER

Section 2.1	Management.

(a) Subject to the limitations of this Agreement, the General Partner shall have full, exclusive and complete control of the management, operations and policies of the Partnership and the Partnership’s affairs for the purposes herein stated, and shall make all decisions affecting Partnership affairs including, without limitation, the power to enter into contracts with third parties, including ‘affiliates’ (as defined in subsection 8.1(c), below) of the General Partner for trading advisory, brokerage, cash management, custodial, banking, accounting, legal, administrative, clearing and consulting services. Subject to the General Partner’s fiduciary obligations, such services also may be performed by the General Partner or its affiliates at rates which may exceed the lowest rates that might otherwise be available to the Partnership. The General Partner may take such other actions as it deems in the best interests of the Partnership or necessary or desirable to manage or promote the business of the Partnership, including, but not limited to, the following: (i) to purchase, repurchase, hold, sell (including short selling), loan, possess, transfer, mortgage, borrow, pledge, repledge, acquire, dispose of, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, futures and securities; (ii) to enter into swap agreements on behalf of the Partnership; (iii) to borrow money on a secured or unsecured basis from banks, brokers, financial institutions and other persons and to loan cash, securities and other property on a secured or unsecured basis; (iv) to conduct margin accounts with brokers; (v) to open, maintain and close bank, brokerage and custodial accounts; (vi) to sign checks; (vii) to pay or authorize the payment of distributions to the Partners and of the liabilities of the Partnership (including tax liabilities and withholdings); (viii) to apply for, maintain and renew such registrations (governmental or otherwise) as the General Partner may deem necessary or advisable in connection with the conduct of the Partnership’s business including, without limitation, registrations under the Securities Exchange Act of 1934, as amended (‘1934 Act’); (ix) generally, to act for the Partnership in all matters incidental to the foregoing, including the preparation and filing of all Partnership tax returns and the making of such tax elections and determinations as appear to it appropriate; and (x) to select from time to time one or more partnerships, limited liabilities companies or other trading vehicles for the investment of the Partnership’s assets, to cause the Partnership from time to time to become a partner in such partnerships, a member in such limited liability companies or otherwise acquire an interest in such other trading vehicles, and to purchase interests in such partnerships, limited liability companies or other trading vehicles, including partnerships, limited liability companies and other trading vehicles affiliated with the General Partner, as the General Partner may deem necessary or advisable from time to time, and to establish or invest from time to time in such affiliates for the conduct of the business of the Partnership as the General Partner may deem necessary or advisable from time to time. The General Partner shall be the ‘tax matters partner’ of the Partnership as defined in Section 6231 of the U.S. Internal Revenue Code of 1986, as amended (the ‘Code’). All Partners hereby consent to such designation and agree to take any further action as may be required by regulation or otherwise to effectuate such designation. The General Partner, in its sole discretion, may cause the Partnership to make, refrain from making and, once having made, revoke the election referred to in Section 754 of the Code or any other election affecting the computation of partnership income required to be made by the Partnership pursuant to Section 703(b) of the Code, and any similar or different elections provided by U.S. federal, state or local law or any similar provision enacted in lieu thereof.

(b) To the full extent permitted under the Partnership Act, the General Partner shall have full power to delegate to agents and contracting parties any or all of its management duties, rights and responsibilities with respect to the Partnership under the terms of this Agreement on such terms and conditions as the General Partner may determine in its sole discretion.

Section 2.2	Other Business.

(a) Nothing contained in this Agreement shall be deemed to preclude the General Partner, its principals, officers, directors, managers, members, shareholders and employees or their respective affiliates, from directly or indirectly purchasing, selling or holding futures and securities, whether as principal, agent, broker or dealer, or engaging in any other futures or securities activities or transactions for the account of any other person or enterprise or for its own account, regardless of whether the Partnership also has purchased or sold such futures or securities or has engaged in similar transactions in futures or securities. The Limited Partners shall not have the right, by reason of their status as such, to participate in any manner in any profits or income earned or derived by or accruing to the General Partner, its principals, officers, directors, managers, members, shareholders and employees or their respective affiliates, from any transaction effected by any such person or from the conduct of any business other than that of the Partnership.

(b) The activities and services of the General Partner under this Agreement are not exclusive, and nothing contained in this Agreement shall be deemed or construed to preclude the General Partner or any of its principals, employees or affiliates from engaging in any other business activities or in any way limit or circumscribe their respective abilities to engage in such other business activities, except as provided by the Partnership Act.

Section 2.3	Sharing in Profits and Losses. The General Partner shall share in all Partnership income, gains, losses, deductions and credits to the extent of its Units.

Section 2.4
General Partner’s Capital Contributions.  Unless the General Partner is otherwise notified by counsel to the Partnership, the General Partner shall make and maintain a capital contribution to the Partnership in an aggregate amount equal to the lesser of (a) 1.01% of the aggregate net capital contributions made to the Partnership by all Partners from time to time (including the General Partner’s capital contributions) or (b) $500,000. The General Partner may not make any transfer or withdrawal of its contribution to the Partnership or receive any distribution of any portion of its Units while it is a general partner which would reduce its Book Capital Account to less than its required interest. The General Partner may contribute any greater amount to the Partnership. The General Partner may redeem, or receive a distribution on, any Units which represent capital in excess of its required interest without notice to the Limited Partners.

Section 2.5
No Personal Liability for Return of Capital.  The General Partner shall not be personally liable for the return or repayment of all or any portion of the capital contributions or profits of any Partner (or assignee), it being expressly agreed that any such return or repayment of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership (which shall not include any right of contribution from the General Partner).

Section 2.6	Fees and Expenses.

(a) Except as otherwise expressly agreed by the General Partner and subject to the provisions of Section 1.6 and Section 1.7 of this Agreement, the Partnership shall be responsible for all costs, liabilities and expenses incurred in connection with the operation of its business, including, without limitation, expenses related to general communication costs, security systems, recordkeeping, equipment and research, management fees, incentive fees, cash management fees, brokerage commissions, dealer spreads and related transaction fees and expenses, continuing offering fees and expenses, computer time-sharing costs, the costs of dedicated communication facilities, legal, accounting and auditing fees, tax audit costs, tax filing preparation costs, taxes and assessments, costs related to the preparation, reproduction and mailing of reports to Limited Partners, expenses associated with compliance with applicable laws and regulations, custodial fees and insurance costs. The Partnership also will be obligated to pay all its extraordinary expenses, if any. To the extent that the Partnership establishes or invests in an investment vehicle to implement the Trading Advisor’s trading strategies, the Partnership also shall be obligated to pay its pro-rata share of such investment vehicle’s organizational, operating and other expenses.

(b) Upon the close of business on the last business day of every calendar month, the Trading Advisor shall be paid a monthly management fee, payable in arrears, in an amount equal to 1/6th of 1% of the Net Asset Value of the Partnership whether or not the Partnership is profitable (approximately 2% annually). The General Partner shall be paid a monthly administrative fee in an amount equal to 1/12th of 1% of the month-end Net Asset Value of the Partnership whether or not the Partnership is profitable (approximately 1% annually). For purposes of calculating the management fee and the administrative fee, Net Asset Value of the Partnership is determined before reduction for the management fee, administrative fee or incentive fee accrued or paid as of such calendar month-end and before giving effect to any subscriptions, distributions or redemptions accrued or paid as of such calendar month-end. In the event that a Limited Partner redeems some or all of its Units or the Partnership is dissolved or terminated as of any date other than the last business day of a calendar month, the management fee and the administrative fee shall be pro-rated based on the ratio that the number of days in the calendar month through the date of such event bears to the total number of days in the calendar month.

(c) (i) Upon the close of business on the last business day of every calendar month, the Partnership shall pay the Trading Advisor an incentive fee equal to 20% of the Net New Appreciation (as that term is defined in subsection 2.6(c)(ii), below), if any, achieved by the Partnership as of the end of such calendar month. The Trading Advisor shall be entitled to retain all incentive fees previously paid to it even if subsequent losses are incurred. However, no subsequent incentive fees shall be paid to the Trading Advisor until the Trading Advisor has again achieved Net New Appreciation for the Partnership.

(ii) Net New Appreciation achieved during a calendar month shall mean the excess, if any, of (A) the Net Asset Value of the Partnership as of the end of the calendar month (without reduction for any incentive fees accrued or paid to the Trading Advisor for the calendar month or for any redemptions or distributions effected during or as of the end of such calendar month and without increase for any additional capital contributions effected during or as of the end of such calendar month) over (B) the Net Asset Value of the Partnership as of the end of the most recent prior calendar month for which an incentive fee was accrued or paid with clause (B) reduced by the amount of the incentive fees accrued or paid for such prior calendar month and also reduced by any redemptions or distributions, and increased by any contributions, effected as of or subsequent to the end of such prior calendar month through the first day of the calendar month referred to in clause (A), above. For purposes of calculating the first incentive fee payable to the Trading Advisor, clause (B) means the initial Net Asset Value of the Partnership on the day the Partnership commences trading activities. For purposes of calculating Net New Appreciation, taxes and extraordinary expenses shall be excluded.

(iii) In the event that a Limited Partner redeems some or all of its Units as of any date other than the end of a calendar month, such Limited Partner shall pay an incentive fee, if earned, to the Trading Advisor, on the amount of the redemption as though the date of such redemption were the end of the then current calendar month even though the Trading Advisor may not be entitled to an incentive fee had the Units been held through the end of the calendar month on account of losses incurred subsequent to the redemption. If for any reason the Partnership is dissolved as of a date other than the last day of a calendar month, the incentive fee shall be calculated and paid to the Trading Advisor as if such date were the last day of the then current calendar month.

Section 2.7
Appointment of Brokers.  Subject to applicable law, the General Partner may designate from time to time one or more banks, brokers, dealers, clearing associations, depositories, futures commission merchants, introducing brokers, executing brokers, floor brokers, swap dealers or other financial institutions or persons (each a ‘Broker’ and collectively the ‘Brokers’), including Brokers affiliated with the General Partner, to execute transactions with or on behalf of the Partnership and to perform such other services for the Partnership as such Broker and the General Partner may agree upon from time to time.

Section 2.8	Withdrawal. Except as provided in Section 7.2, below, the General Partner may not withdraw from the Partnership except upon 30 days’ prior written notice to the Limited Partners.

ARTICLE III

LIMITS OF LIABILITY OF GENERAL PARTNER

Section 3.1
Limits of Liability.  Neither the General Partner nor the Trading Advisor shall be liable to the Partnership or to any of its Partners or their successors or assigns for any act or failure to act taken or omitted by it in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership if such act or failure to act did not constitute negligence, willful misconduct or a breach of fiduciary obligations. Nothing herein shall in any way constitute a waiver or limitation of any rights which the Partnership or its Partners may have under U.S. Federal or state securities laws or other applicable law.

ARTICLE IV

LIMITED PARTNERS

Section 4.1
Rights and Obligations.  The rights and obligations of the Limited Partners are governed by the provisions of the Partnership Act and by this Agreement. Except as otherwise provided herein, no Limited Partner shall be personally liable for any of the debts of the Partnership or any losses thereof beyond the amount of its capital contribution and profits attributable thereto (if any), whether or not distributed, together with interest thereon, except to the extent expressly provided in the provisions of the Partnership Act. No Limited Partner shall take part in the management of the business of or transact any business for the Partnership, and no Limited Partner shall have power to sign for or to bind the Partnership. No Limited Partner shall be entitled to the return of its contribution except (a) to the extent, if any, that distributions made, or deemed to be made, pursuant to this Agreement, may be considered as such by law, (b) upon dissolution of the Partnership, or (c) upon withdrawal or redemption and then only to the extent provided for in this Agreement. No Limited Partner shall have priority over any other Limited Partner either as to the return of capital contributions or as to profits, losses or distributions.

Section 4.2
Admission of Additional Limited Partners.  Subject to the rights reserved to the General Partner in Section 1.6 and Section 1.7, above, and compliance with applicable laws, the General Partner may, at its option, admit additional Limited Partners to the Partnership and permit additional capital contributions to be made to the Partnership as of the last business day of any calendar month or at such other times as the General Partner may determine.

Section 4.3
Capital.  Subject to the rights reserved to the General Partner in Section 1.6 and Section 1.7, above, and compliance with applicable laws, each Limited Partner shall be required to make a minimum initial capital contribution to the Partnership equal to $50,000 (exclusive of upfront selling commissions, if any). The General Partner shall have the right to refuse any initial or additional capital contribution in whole or in part for any reason and may, in its sole discretion, waive or increase the amount of such minimum initial capital contribution from time to time.

Section 4.4
Reinvestment of Profits.  The Partners recognize that the profitability of the Partnership depends upon long-term, uninterrupted investment of capital. It is agreed, therefore, that Partnership profits may be automatically reinvested and that distributions of capital and gains, if any, to the Partners will be on a limited basis. Nevertheless, the Limited Partners contemplate the possibility that one or more of their number may elect to realize and withdraw gain, if any, or may desire to withdraw capital, prior to the dissolution of the Partnership pursuant to the redemption provisions of this Agreement.

Section 4.5
No Transfer Without Notice.  Each Limited Partner expressly agrees that it will not assign, transfer or dispose of, by gift or otherwise, any of its Units or any part or all of its right, title and interest in the capital or profits of the Partnership in violation of any applicable federal or state securities laws or without giving written notice to the General Partner.  No assignment, transfer or disposition by an assignee of Units or of any part of its right, title and interest in the capital or profits of the Partnership shall be effective against the Partnership or the General Partner until the General Partner receives the written notice of the assignment; the General Partner shall not be required to give any assignee any rights hereunder prior to receipt of such notice.  The General Partner may, in its sole discretion, waive any such notice.  No such assignee, except with the consent of the General Partner, may become a substituted Limited Partner, nor will the estate or any beneficiary of a deceased Limited Partner or assignee have any right to redeem Units from the Partnership except by redemption as provided herein.  Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without need of the further act or approval of any Limited Partner. If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner, and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital and profits and other economic benefits and shall have that right of redemption to which his or her assignor would otherwise have been entitled. No assignment, transfer or disposition of Units shall be effective against the Partnership or the General Partner until the first business day of the calendar month following the month in which the General Partner receives notice of such assignment, transfer or disposition. The General Partner will send written confirmation to both the transferors and transferees of Units that the transfers in question have been duly recorded on the Partnership’s books and records. The General Partner will not permit the assignment, transfer or disposition of Units where, after the assignment, transfer or disposition, either the Limited Partner or the assignee would hold less than the minimum number of Units equivalent to an initial minimum purchase for the relevant Class of Units (as stated in the then-current confidential private offering memorandum in respect of the Units), except for assignments, transfers or dispositions by gift, inheritance, intrafamily transfers, family dissolutions or transfers to affiliates of the Limited Partner.

ARTICLE V

ACCOUNTING

Section 5.1
Books of Account; Fiscal Year.  Proper books of account shall be kept under the accrual method of accounting, and there shall be entered therein all transactions relating to the Partnership’s business in accordance with U.S. generally accepted accounting principles, except as otherwise expressly provided in this Agreement. Each Partner shall have access at reasonable times and at reasonable intervals to all books, records and accounts of the Partnership during normal business hours at the offices of the General Partner. The fiscal year of the Partnership shall end on December 31 of each year unless otherwise required by Section 706(s) of the Code and the Treasury Regulations promulgated thereunder.

Section 5.2
Valuation.  Except as otherwise expressly provided in this Agreement, in determining the accounts of the Partnership for all purposes, the assets and liabilities of the Partnership shall be valued at fair market value in accordance with U.S. generally accepted accounting principles, consistently applied under the accrual method of accounting, and the Partnership may, but shall not be required to, set up reserves against doubtful accounts and contingent, undetermined and unliquidated liabilities.

Section 5.3
Effect of Accounting Determination.  Except with respect to the distributive interest of Partners determined in accordance with the provisions of this Agreement, the accounts of the Partnership, as ascertained and determined at the end of each fiscal year, shall be conclusive upon each Limited Partner, unless it shall make objection to the same in writing, delivered to the Partnership within 20 days after receipt by the Limited Partner of a statement of its account as sent to each Limited Partner at the end of each fiscal year. In the absence of such written objection, the accuracy of each account shall not thereafter be questioned by any Limited Partner or by its legal representatives.

Section 5.4
Annual Reports and Monthly Statements.  Each Limited Partner shall be furnished with unaudited monthly financial statements which are expected to be delivered not later than 30 days following the end of the calendar month, audited annual financial statements relating to the operations of the Partnership which are expected to be delivered not later than 90 days following the end of the Partnership’s fiscal year and such other reports as are required to be given to Limited Partners by any governmental authority which has jurisdiction over the activities of the Partnership. Limited Partners also may be furnished with any other reports or information which the General Partner, in its discretion, determines to be necessary or appropriate. Appropriate tax information adequate to enable each Limited Partner to complete and file its U.S. federal income tax return with respect to its Units, if applicable, is expected to be delivered to each Limited Partner no later than 90 days following the end of each fiscal year.

ARTICLE VI

PROFIT AND LOSS

Section 6.1
Capital Accounts. The Partnership shall establish for each Partner a capital account for income tax Purposes (‘Tax Capital Account’) and a capital account for financial accounting purposes (‘Book Capital Account’). The initial balance of the Tax Capital Account and the Book Capital Account for each Partner shall be the initial capital contribution made to the Partnership by such Partner and shall be adjusted as provided in this Article VI.

Section 6.2	Adjustments to Tax Capital Accounts. The initial balance of the Tax Capital Account of each Partner shall be:

(a) increased by: (i) any cash and the fair market value of other property contributed to the Partnership by such Partner in addition to such Partner’s original capital contribution; (ii) the distributive share of the Partnership’s taxable income of such Partner; and (iii) the distributive share of the Partnership’s income of such Partner exempt from U.S. federal income taxation; and

(b) decreased by: (i) the amount of cash and the adjusted basis of other property distributed to such Partner by the Partnership; (ii) the distributive share of the Partnership’s taxable losses of such Partner (including capital losses); and (iii) the distributive share of the Partnership’s expenditures of such Partner (including expenditures described in Section 705(a)(2)(B) of the Code).

Section 6.3	Adjustments to Book Capital Accounts. The initial balance of the Book Capital Account of each Partner shall be:

(a) increased by: (i) any cash and the fair market value of other property contributed to the Partnership by such Partner in addition to such Partner’s original capital contribution; and (ii) positive adjustments made to such Partner’s Book Capital Account in accordance with Section 6.4, below; and

(b) decreased by: (i) the amount of cash and the fair market value of other property distributed to such Partner by the Partnership (net of liabilities recorded on such property that such Partner is considered under Section 752 of the Code to assume or take subject to); and (ii) negative adjustments made to such Partner’s Book Capital Account in accordance with Section 6.4, below.

Section 6.4
Additional Adjustments to Book Capital Accounts.  As of the close of business on (a) the last business day of each calendar month, (b) the first business day of each calendar month, (c) if other than the last business day of a calendar month, the day on which an actual or deemed distribution of any Partnership property is made in cash or in kind or by redemption of any Units or otherwise, and (d) if other than the first business day of a calendar month, the day on which any cash or other property is contributed to the Partnership, the Book Capital Account of each Partner shall be adjusted as follows:

(i) the Net Asset Value of the Partnership shall be determined in accordance with Section 1.8, above; and

(ii) each Partner’s pro rata share of any increase or decrease in the Net Asset Value of the Partnership as compared to the last determination of the Net Asset Value of the Partnership for purposes of this Section 6.4 shall be determined (after adjusting the Partner’s Book Capital Account under Section 1.8, above); and

(iii) each Partner’s pro rata share of such increase or decrease in the Net Asset Value of the Partnership as determined under subsection 6.4(ii), above (less the aggregate amount of the incentive fees charged against the Partner’s Book Capital Account under Section 1.8, above), shall be charged or credited to the Book Capital Account of such Partner.

Section 6.5
Allocation of Tax Profit and Loss.  Subject to Sections 1.6 and 1.7, above, and Section 6.7, below, all items of income, gain, loss and deduction (including items of income or gain which are not subject to U.S. federal income taxation and expenditures described in Section 705(a)(2)(B) of the Code) shall be allocated among the Partners for each fiscal year of the Partnership as follows:

(a) Ordinary Income and Ordinary Expense (as defined in Section 6.6, below) which properly relate to an Accounting Period (as defined in Section 6.6, below) under the Partnership’s method of accounting shall be allocated among all Partners in proportion to the balance in each Partner’s Book Capital Account as of the beginning of the Accounting Period in which earned or incurred; and

(b) after all adjustments to Book Capital Accounts under Section 6.4, above, have been made for the fiscal year of the Partnership and after all the allocations under subsection 6.5(a), above, for the fiscal year of the Partnership have been made, the extent to which a Partner’s Book Capital Account exceeds its Tax Capital Account (‘Positive Disparity’) or the extent to which a Partner’s Tax Capital Account exceeds its Book Capital Account (‘Negative Disparity’) shall be determined. Capital Gain and Capital Loss (as defined in Section 6.6, below) shall then be allocated as follows:

(i) Capital Gain shall be allocated to each Partner who redeemed all of its Units during such fiscal year to the extent of the Positive Disparity of such Partner in the ratio that such Positive Disparity bears to the total Positive Disparity of all Partners who redeemed all of their Units during such fiscal year. Capital Gain remaining after such allocation shall be allocated to all other Partners to the extent of each such Partner’s Positive Disparity in the ratio that such Positive Disparity bears to the total remaining Positive Disparity of all Partners;

(ii) Capital Loss shall be allocated to each Partner who redeemed all of its Units during such fiscal year to the extent of the Negative Disparity of such Partner in the ratio that such Negative Disparity bears to the total Negative Disparity of all Partners who redeemed all of their Units during such fiscal year. Capital Loss remaining after such allocation shall be allocated to all other Partners to the extent of such Partner’s Negative Disparity in the ratio that such Negative Disparity bears to the total remaining Negative Disparity of all such Partners; and

(iii) if after the foregoing allocations under subsections 6.5(b)(i) and 6.5(b)(ii), above, there remains Capital Gain or Capital Loss to be allocated, all remaining Net Capital Gain or Net Capital Loss, as the case may be, shall be allocated among all Partners with Units remaining in the ratio that each such Partner’s Book Capital Account balance bears to the balance of the Book Capital Accounts of all Partners.

(c) Notwithstanding the foregoing provisions of this Article VI, if any allocation would produce a deficit in the Book Capital Account or Tax Capital Account of any Limited Partner, the portion of such allocation which would create such deficit shall instead be allocated to the Book Capital Account or Tax Capital Account, as applicable, of the General Partner.

Section 6.6	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) Accounting Period shall mean a calendar month or any period of shorter duration from the last preceding Accounting Period until any of the dates specified in Section 6.4, above.

(b) Capital Gain or Capital Loss shall mean the gain or loss which would be recognizable by the Partnership under U.S. federal income tax principles attributable to a capital asset, including the gain or loss attributable to a ‘section 1256 contract,’ as defined by Section 1256 of the Code, and any other asset the recognition of gain or loss of which, under U.S. federal income tax principles, is not dependent upon the sale or other disposition thereof.

(c) Net Capital Gain shall mean the excess of Capital Gain over Capital Loss.

(d) Net Capital Loss shall mean the excess of Capital Loss over Capital Gain.

(e) Ordinary Income shall mean all items of Partnership income or gain other than Capital Gain.

(f) Ordinary Expense shall mean all items of Partnership loss or expense other than Capital Loss.

Section 6.7
Equitable Allocations.  The General Partner may make such other or additional allocations of income, gain, loss and deduction among the Units or the Partners as are, in the General Partner’s reasonable discretion, equitable in order to eliminate, to the extent possible, any disparities existing between the Book Capital Accounts and Tax Capital Accounts of the Partners and to allocate income, gain, loss and deduction in conformity with U.S. federal income tax principles among the Partners in accordance with their respective interests in the Partnership.

ARTICLE VII

DISTRIBUTIONS OF PARTNERSHIP INCOME; REDEMPTIONS; WITHDRAWALS BY PARTNERS

Section 7.1
Distributions to Partners.  The General Partner shall have sole discretion in determining the amount and frequency of distributions (other than withdrawals or redemptions by Limited Partners) which the Partnership shall make. All distributions shall be made in cash pro rata to the respective Book Capital Accounts of the Partners which hold Units as of the last day of the Accounting Period to which the distribution relates.

Section 7.2	Redemptions.

(a) Subject to the provisions of this Section 7.2, the rights reserved to the General Partner in Sections 1.6 and 1.7, above, and compliance with applicable laws, a Limited Partner may redeem some or all of its Units as of the last business day of each calendar month. The General Partner must receive ten days’ prior written notice (including by facsimile) of a request for redemption. A Limited Partner’s redemption will become effective on the last business day of the calendar month during which such Limited Partner shall have given timely notice of redemption. The General Partner may, in its discretion, waive any or all of the foregoing restrictions. The right to redeem Units is contingent upon the Partnership having assets sufficient in the view of the General Partner to discharge its liabilities on the relevant redemption date.

(b) If there are any assets which cannot be properly valued on the redemption date, then each Partner’s allocable share of any such assets may be retained in the Partnership until such time when the assets can be properly valued. If there is any pending transaction or claim by or against the Partnership involving or which may affect the Book Capital Account of a redeeming Partner or the obligations of a redeeming Partner which cannot, in the sole judgment and discretion of the General Partner, be then ascertained, the proportionate amount thereof or the proportionate probable loss therefrom may be retained in the Partnership until the same can be resolved or ascertained or until the liquidation of the Partnership, whichever occurs first. In this situation, no amount shall be paid or charged to any such Partner or its legal representatives on account of any transaction or claim until its final liquidation or at such other time as the General Partner shall determine. In the meantime, however, the Partnership may retain from other sums due such Partner or its legal representative an amount which the General Partner reasonably estimates may be sufficient to cover the share of such Partner in any probable loss or liability on account of such transaction or claim.

(c) The Limited Partners hereby acknowledge that the net assets of the Partnership may increase or decrease during the period from the date a Limited Partner gives notice of its intention to redeem and the date on which such redemption is effective and that any such increase or decrease in net assets during such period may affect the balance of the Partners’ Book Capital Accounts.

(d) Subject to the provisions of this Article VII, each redeeming Limited Partner shall be paid the amount of its redemption as soon as practicable following the effective date of redemption; provided, however, that the General Partner shall have the right, exercisable from time to time, to postpone the payment and effective date of any redemption for up to three months if the General Partner determines in good faith that the liquidation of Partnership assets or investments required to fund the redemption would adversely affect the Partnership or the value of the Partners’ Units in the Partnership.

(e) The General Partner, acting in its sole discretion, may suspend redemptions of Units if the Partnership’s investments are illiquid or if the Partnership’s ability to withdraw its capital from any investment vehicle in which it has invested some or all of its assets is restricted due to the conditions of its investment in such vehicle or as necessary to comply with any applicable statute or rule of any governmental authority or self-regulatory organization.

Section 7.3
Withdrawal of a Limited Partner.  The withdrawal of a Limited Partner shall occur in the event of the death, expulsion, dissolution, legal incapacity or bankruptcy of the Limited Partner or upon its request for redemption of all of its Units or if for any other reason it ceases to be a Limited Partner (other than the termination of the Partnership).

Section 7.4
Timing of Withdrawal.  The withdrawal of a Limited Partner shall not occur for purposes of computing the withdrawing Limited Partner’s distributive interest pursuant to this Agreement until the last business day of the calendar month in which both (a) such event has taken place and (b) the General Partner has been appropriately informed in writing of such event. For all other purposes of this Agreement, such withdrawal shall be deemed to have occurred on the date upon which notice or knowledge thereof is received at the principal place of business of the Partnership.

Section 7.5
Distribution on Withdrawal.  Upon the withdrawal of a Limited Partner or upon the termination of the Partnership, all in accordance with the terms of this Agreement, each withdrawing Limited Partner, or each Partner, as the case may be, shall be paid its respective distributive interest in cash pro rata in accordance with the respective Book Capital Accounts of the withdrawing Partners.

Section 7.6
Time and Method of Payment.  The distributive interest of any Partner withdrawing pursuant to this Agreement shall be paid by sending a check for the amount to the address specified by the Limited Partner. Subject to certain restrictions, one hundred percent (100%) of the redemption amounts payable will be paid to the redeeming Limited Partner within 30 business days of the redemption date. At the option and expense of the redeeming Limited Partner, such redemption proceeds may be paid by wire transfer to an account designated by the Limited Partner in its request for redemption.

Section 7.7	Continuance of Partnership. Neither the complete withdrawal nor the partial withdrawal of a Limited Partner, in and of itself, shall terminate or dissolve the Partnership.

Section 7.8
Rights and Obligations Upon Withdrawal.  Upon the complete withdrawal of a Limited Partner, all of its rights in specific Partnership property of every kind whatsoever, including, all books of account, records, and papers of the Partnership, shall immediately and without further assignment, pass to and become vested in the remaining or surviving Partners. The withdrawing Limited Partner and its legal representatives shall have only the right to receive the distributions to withdrawn Limited Partners provided for under this Agreement. A withdrawn Limited Partner or its legal representatives shall have such access to the books and other data of the Partnership to the extent necessary to obtain full information with respect to its distributive interest, but this right continues only until its distributive interest has been determined as provided in this Agreement.

Section 7.9
Successor Obligations Upon Death or Legal Disability of a Limited Partner.  Upon the death or legal disability of a Limited Partner, its interest in the Partnership shall pass to its heirs or legal representatives. Each Limited Partner expressly agrees that in the event of its death it waives on behalf of itself and its estate, and it directs the legal representative of its estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership.

Section 7.10
Directed Withdrawal.  The General Partner, at any time and for any reason in its sole discretion, may give notice in writing to any Limited Partner requiring that such Limited Partner shall withdraw, in full or in such part as specified in such notice, from the Partnership upon the date specified in the notice. Upon the date specified as the withdrawal date in such notice, the Limited Partner designated in the notice, if required to withdraw in full, shall be deemed to have withdrawn from the Partnership without any further action either on the part of such Limited Partner or on the part of any other Partner. Thereafter, the interest of the Limited Partner so designated in the notice shall be treated in the same manner as the interest of a withdrawn Limited Partner, and it shall have only the rights of a withdrawn Limited Partner, as provided in this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Indemnification of the General Partner, the Trading Advisor and their Affiliates.

(a) In any threatened, pending or completed action, arbitration, claim, demand, lawsuit or proceeding (each a ‘Proceeding’), to which the General Partner, the Trading Advisor or any of their affiliates was or is a party or is threatened to be made a party by reason of the fact that it is or was the general partner of the Partnership, or is or was the trading advisor of the Partnership, or is or was affiliated with the General Partner or the Trading Advisor, the Partnership shall indemnify, defend and hold harmless the General Partner, the Trading Advisor and their affiliates from and against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees and expenses), judgments and amounts paid in settlement (collectively, ‘Losses’), incurred by them if the party claiming indemnification acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and provided that the omission, act or conduct that was the basis for such Losses did not constitute willful misconduct, negligence or a breach of fiduciary obligations on the part of the General Partner or the Trading Advisor. The termination of any Proceeding by judgment, order or settlement, in and of itself, shall not create a presumption that the General Partner, the Trading Advisor or their affiliates did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Partnership.

(b) The Partnership shall make advances to the General Partner, the Trading Advisor and their affiliates hereunder in connection with a Proceeding only if (i) the Proceeding relates to the performance of duties or services by such persons to the Partnership and (ii) if the person receiving such advance agrees to repay the advance if such person ultimately is found by arbitration pursuant to Section 10.10, below of this Agreement not to be entitled to indemnification hereunder.

(c) As used in this Agreement, the term ‘affiliate’ of the General Partner or the Trading Advisor shall mean the following: (i) any natural person, partnership, corporation, limited liability company, association or other legal entity directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the General Partner or the Trading Advisor; (ii) any partnership, corporation, limited liability company, association or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the General Partner or the Trading Advisor; (iii) any natural person, partnership, corporation, limited liability company, association or other legal entity directly or indirectly controlling, controlled by, or under common control with, the General Partner or the Trading Advisor; or (iv) any officer, director, manager or member of the General Partner or the Trading Advisor.

Section 8.2
Indemnification by Partners.  In the event that the Partnership, the General Partner, the Trading Advisor or any of their affiliates is made a party to any Proceeding or otherwise incurs any Losses as a result of, or in connection with (a) any Partner’s (or its assignee’s) activities, obligations or liabilities unrelated to the Partnership’s business or (b) any failure or alleged failure on the part of the Partnership or the General Partner to withhold from income or gains allocated or deemed to be allocated to any Partner (or its assignees), whether or not distributed, any amount with respect to which U.S. federal income tax withholding was required or alleged to have been required, such Partner (or its assignees cumulatively) shall indemnify, defend, hold harmless and reimburse the Partnership, the General Partner, the Trading Advisor and their affiliates for such Losses to which they shall become subject.

ARTICLE IX

TERMINATION

Section 9.1
Dissolution.  The Partnership shall terminate and shall immediately be dissolved on December 31, 2037, or earlier: (a) upon the insolvency or bankruptcy of the Partnership; (b) upon the dissolution or other cessation to exist as a legal entity of the General Partner or upon the retirement, removal, adjudication of bankruptcy or insolvency, dissolution or withdrawal of the General Partner unless a successor general partner has been elected by the Limited Partners or admitted by the General Partner or an additional general partner or additional general partners have been admitted by the General Partner prior to the date of any such event and such additional general partner(s) or successor general partner elects to continue the business of the Partnership; (c) at the election of the General Partner, or of all general partners, if there is more than one, upon 60 days’ notice to the Limited Partner; or (d) upon the vote of Limited Partners holding a majority-in interest of all outstanding Limited Partnership Units (not including any Limited Partnership Units held by the General Partner). The death, legal disability, incapacity, insolvency, bankruptcy, dissolution or withdrawal of any Limited Partner shall not result in the dissolution or termination of the Partnership.

Section 9.2
Final Accounting.  Upon the dissolution of and failure to reconstitute the Partnership, an accounting shall be made of the accounts of the Partnership and of the Book Capital Account of each Partner, and of the Partnership’s assets, liabilities and changes in financial condition from the date of the last previous accounting to the date of such dissolution. The General Partner, or such person or persons designated by it, shall act as liquidating trustee or trustees and immediately proceed to wind up and terminate the business and affairs of the Partnership and liquidate the property and assets of the Partnership. In the event the dissolution is caused by the death, legal disability, incapacity, dissolution, insolvency or bankruptcy of the sole remaining General Partner, the liquidating trustee or trustees shall be designated in accordance with the majority-in-interest of the Limited Partners.

Section 9.3
Distribution.  Upon the winding-up and termination of the business and affairs of the Partnership, its liabilities and obligations to creditors and all expenses incurred in liquidation shall be paid, and its remaining assets shall be distributed pro rata to the Partners in accordance with their respective Book Capital Accounts as determined under

Article VI; provided, however, that, in the event of the dissolution or liquidation of the Partnership prior to such time as the Partnership’s organizational expenses have been completely amortized, these amounts will be deducted from the Net Asset Value of the Partnership prior to the distribution of each Limited Partner’s distributive interest.

Section 9.4
Use of Firm Name Upon Dissolution.  At no time during the operation of the Partnership or upon the termination and dissolution of the Partnership shall any value be placed upon the firm name, or the right to its use, or to the goodwill, if any, attached thereto, either between the Partners or for the purpose of determining any distributive interest of any Partner in accordance with this Agreement. The legal representatives of any deceased Partner shall not have any right to claim such value.

Section 9.5
Balance Owed by the General Partner.  In the event that there is a negative balance in the Book Capital Account of the General Partner upon liquidation after all adjustments to Book Capital Accounts have been made hereunder, whether by reason of losses in liquidating Partnership assets or otherwise, the negative balance shall represent an obligation from the General Partner to the Partnership to be paid in cash by the close of the taxable year in which such liquidation occurs or, if later, within 90 days after such liquidation, and the amount thereof shall be distributed to creditors of the Partnership or to the Partners with a positive balance in their Book Capital Accounts in accordance with Section 9.3, above.

ARTICLE X

MISCELLANEOUS

Section 10.1
Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be effective only if in writing and shall be considered as properly given or made, if sent by facsimile, if personally delivered, if mailed, postage prepaid, or if telegraphed, by prepaid telegram, and addressed, if to the General Partner, to it at the address of the Partnership, and if to a Limited Partner, to the address of such Limited Partner as reflected in the books and records of the Partnership from time to time. Any Limited Partner may change its address by giving notice in writing to the General Partner stating its new address, and the General Partner may change its address by giving such notice to all Partners. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Partner’s address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

Section 10.2	Amendments; Meetings.

(a) The General Partner may amend this Agreement at any time, in its sole discretion, provided amendment does not, in the opinion of the General Partner, adversely affect the Limited Partners. The General Partner also may amend this Agreement as to any other matters with the negative consent of the holders of a majority-in-interest of all outstanding Units (not including any Units held by the General Partner). For purposes of obtaining a negative consent, the General Partner may require responses to be made within a specified time; provided, however, that no amendment shall cause the Partnership to become a general partnership, change the liability of the General Partner or the Limited Partners so as to materially, adversely affect any Partner, directly reduce the Book Capital Account of any Partner, extend the duration of the Partnership or change the provisions of this sentence.

(b) Notwithstanding any provision to the contrary contained in this Agreement, this Agreement also may be amended by the General Partner at any time, in its sole discretion, as to the following matters: (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein for the benefit of the Limited Partners; (ii) to cure any ambiguity or to correct or supplement any provision in this Agreement which may be inconsistent with any other provision; (iii) to delete from or add any provision to this Agreement required or deemed necessary to be so deleted or added by representatives of the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, any state securities commission or any other governmental authority, exchange or self-regulatory organization for the benefit or protection of the Limited Partners; (iv) to effect any amendment authorized by the provisions of Sections 1.6 and 1.7, above; and (v) to amend the provisions of Article VI of this Agreement regarding the allocations of profits and losses for U.S. federal income tax purposes for any tax year ending after the date of any such amendment or for which a Partnership tax return has not been filed in any manner which the General Partner, in its sole discretion, deems necessary or advisable to comply with the Code and to promote an equitable treatment of all Partners. However, no such amendment shall cause the Partnership to become a general partnership, change the liability of the General Partner or the Limited Partners so as to materially and adversely affect any Partner, change any Partner’s share of the profits or losses of the Partnership without the consent of such Partner or extend the duration of the Partnership.

(c) Upon any amendment of this Agreement, the Certificate of Limited Partnership also shall be amended if necessary to reflect such amendment.

(d) Meetings of the Partnership for purposes of taking any action permitted to be taken by the Limited Partners under this Agreement may be called by the General Partner or by the Limited Partners holding more than 10% of the then outstanding Units (not including any Units held by the General Partner) for any matters for which the Limited Partners may vote as set forth in this Agreement. Any such call shall state the nature of the business to be transacted at the meeting, and no other business shall be conducted at the meeting. The Limited Partners may vote in person or by proxy at any such meeting. In the event that the Partnership is required to comply with Regulation 14A under the 1934 Act or any successor regulation, the foregoing time periods may be altered.

Section 10.3
Sale or Pledge of Assets; Termination of the Partnership.  All or substantially all of the Partnership’s assets may be sold or pledged or the Partnership may be dissolved by the affirmative vote of a majority-in-interest of all outstanding Units with the consent of the General Partner at a meeting called and conducted in accordance with Section 10.2, above. However, nothing contained in this Section 10.3, Sections 1.6 and 1.7, above, Section 10.4, below, or in any other section of this Agreement shall imply that the Limited Partners have any rights of management or control over the operations of the Partnership.

Section 10.4
Election or Removal of the General Partner.  The General Partner or any successor may be elected or removed from office by the affirmative vote of the holders of one hundred percent (100%) in interest of all outstanding Limited Partnership Units at a meeting called and conducted in accordance with Section 10.2, above. Subject to the rights reserved to the General Partner in Sections 1.6 and 1.7, above, and compliance with all applicable laws, the General Partner, in its sole and absolute discretion, may admit, at its option, one or more additional or substitute (for itself) general partners to the Partnership as of the last business day of any calendar month upon their execution of a counterpart of this Agreement upon 30 days’ prior written notice to the Partners.

Section 10.5	Execution. This Agreement may be executed in more than one counterpart with the same effect as if the Partners executing the several counterparts had all executed the same counterpart.

Section 10.6	Successors in Interest.

(a) Each of the Partners covenants for it, its heirs, executors, administrators, successors, assigns and legal representatives that it will, at any time on demand after its withdrawal from the Partnership, contribute to any of its former Partners its proportionate share of any liability, judgment or cost of any kind (including the reasonable cost of the defense of any suit or action and any sums which may be paid in settlement thereof) that may be incurred by any former Partners on account of any matters or transactions occurring during the time it was a Partner. The amount of such contribution shall not, in the case of a former Limited Partner, exceed the then balance of its Book Capital Account at the time it ceased to be a Limited Partner plus the amount of distributions theretofore made to it, if any, plus interest thereon. Such proportionate share of liability, judgment or cost of any kind shall be determined from this Agreement as it existed at the time such matter or transaction occurred.

(b) This Agreement and all of its terms and provisions shall be binding upon and shall inure to the benefit of the Partners and their respective legal representatives, heirs, successors and assigns. Any person subsequently admitted to the Partnership as a General Partner or Limited Partner shall be subject to all of the provisions of this Agreement as if an original signatory hereto.

Section 10.7
Governance.  Each of the Partners agrees that if any action shall be taken pursuant to this Agreement by the required percentage-in-interest of the Limited Partnership Units, it will execute any such writing or instrument as may be necessary to carry out and perfect such action notwithstanding that said party may not have assented thereto or may have objected thereto. Partnership action covered within the scope of this clause includes, but is not limited to, the adoption of any Certificate of Limited Partnership or any amendment thereto, any instrument effecting or evidencing the withdrawal of a Partner and any amendment or supplement to this Agreement.

Section 10.8
Ownership of Partnership Assets.  Any assets owned by the Partnership may be registered in the Partnership’s name, or in the name of a nominee, or in a ‘street name.’ Any corporation, Broker, custodian, clearing association, depository or transfer agent called upon to transfer any assets to or from the name of the Partnership shall be entitled to rely upon instructions or assignments signed by the General Partner without inquiry as to the authority of the person signing such instructions or assignments or as to the validity of any transfer to or from the name of the Partnership; provided, however, that any corporation, Broker, custodian, clearing association, depository or transfer agent holding cash or assets of the Partnership shall be expected to comply with any special instructions concerning payment and delivery given to it in writing by the General Partner.

Section 10.9
Rights of Creditors.  A creditor who makes a nonrecourse loan to the Partnership shall not have or acquire at any time, solely as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a creditor or secured creditor, as the case may be.

Section 10.10
Arbitration.  All controversies arising in connection with the Partnership’s business and between or among the Partners, shall be settled by arbitration, to be held in the City of New York, State of New York, under the then prevailing rules of the National Futures Association, or if no such rules are then obtaining or if jurisdiction is declined, then in accordance with the rules then obtaining of the American Arbitration Association. In any such arbitration, each of the parties hereto agrees to request from the arbitrators that: (a) the authority of the arbitrators shall be limited to construing and enforcing the terms and conditions of the Agreement as expressly set forth herein; (b) the arbitrators shall state the reasons for their award in a written opinion; (c) the arbitrators shall not make any award which shall alter, change, cancel or rescind any provision of this Agreement; and (d) the arbitrators’ award shall be consistent with the provisions of this Agreement. The award of the arbitrators shall be final and binding, and judgment may be confirmed and entered thereon in any court of competent jurisdiction.

Section 10.11	Investment Representations. By executing this Agreement, each Limited Partner hereby represents and warrants to the General Partner as follows:

(a) it understands that its investment in the Partnership is a ‘security’ as defined in Section 2(1) of the Securities Act of 1933, as amended (the ‘1933 Act’) which has not been registered under the 1933 Act or any securities law of any state of the United States and that its investment is being made in reliance upon the exemption contained in Section 4(2) of the 1933 Act;

(b) its participation in the Partnership is being made for its own account for investment purposes and with no present intention of reselling or distributing its interest in the Partnership;

(c) it is familiar with the types of transactions and activities in which the Partnership intends to engage and is fully aware that such transactions and activities involve volatility and risk of loss; and

(d) it is fully capable of evaluating the merits and risks associated with an investment in the Partnership, and its net worth is such that it can bear the economic risk of loss of its investment in the Partnership.

Section 10.12	Assignment. The General Partner shall not assign this Agreement without the consent of each Limited Partner.

Section 10.13
Compliance with the Investment Advisers Act of 1940.  To the extent that any provision hereof may be construed in a manner inconsistent with the Investment Advisers Act of 1940, it is the express intent of the General Partner and the Limited Partners that such provision be interpreted and applied ab initio so as to comply with the Investment Advisers Act of 1940 in all respects (even if doing so effectively amends the terms of this Agreement).

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first written above.

Man Investments (USA) Corp.

By: /s/ Andrew Stewart
Andrew Stewart, President